Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
October 21, 2004	Paul Runice, Treasurer (952) 937-4000

MTS Raises Fiscal 2004 Earnings Outlook

Eden Prairie, Minn. – Oct. 21, 2004 – MTS Systems Corporation (NASDAQ: MTSC) today announced an increase in fiscal 2004 earnings per share guidance based on unaudited results for the fiscal year ended October 2, 2004. Fully diluted earnings per share for the fiscal year are expected to be in the mid-$1.30s compared to previous guidance of $1.18 – $1.22.

Stronger than expected performance in the fourth quarter on several large projects and a high proportion of short-cycle business in the Test segment caused earnings to exceed the previously forecasted range.

MTS Systems Corporation expects to announce fiscal year 2004 audited results after market close on November 17, 2004, with its quarterly conference call to be held on November 18, 2004 at 9:00 a.m. Central Standard Time. Details on the conference call will be released in advance.

About MTS Systems Corporation

MTS Systems Corporation is a global supplier of testing products that help customers accelerate and improve their design, development, and manufacturing processes. MTS products are used for determining the mechanical behavior of materials, products, and structures and include computer-based testing and simulation systems, modeling and testing software, and consulting services. The Company is also a leading manufacturer of industrial position sensors. MTS had 1,630 employees and revenue of $340 million for the fiscal year ended September 27, 2003. Additional information about MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to any factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended September 27, 2003 and subsequent Form 10-Qs.